Exhibit (c)(17)

CASH ACCOUNT TRUST

Amended and Restated Establishment and Designation of Series and
Classes of Shares of Beneficial Interest, Without Par Value

WHEREAS, the Trustees of Cash Account Trust (the “Trust”), acting pursuant to the Trust’s Amended and Restated Agreement and Declaration of Trust (the “Declaration”), dated March 17, 1990, as amended, had previously established and designated one or more series of shares of beneficial interest in the Trust (each, a “Series” composed of “Shares”) pursuant to one or more designations of series (the “Prior Series Designations”) and had previously established and designated one or more classes of Shares (each, a “Class”) for some or all of the Series pursuant to one or more designations of classes (the “Prior Class Designations,” such Prior Series Designations and Prior Class Designations referred to herein collectively as the “Prior Designations”);

WHEREAS, the Trustees of the Trust, effective February 17, 2010, restated the Trust’s Prior Designations, the terms of the restated designation to supersede any terms set forth in the Prior Designations;

WHEREAS, pursuant to Article III, Section 1, and Article IX, Section 1, of the Declaration, the Trustees, at a meeting held on July 14, 2010, authorized the termination of the Class of Shares designated as “Premier Money Market Shares” of the Money Market Portfolio, a Series of the Trust, to be effective at the close of business on September 29, 2010; and

WHEREAS, pursuant to Article III, Section 1, and Article IX, Section 1, of the Declaration, the Trustees, at a meeting held on July 14, 2010, authorized the termination of the Class of Shares designated as “Premier Money Market Shares” of the Tax-Exempt Portfolio, a Series of the Trust, to be effective at the close of business on September 29, 2010.

NOW THEREFORE, pursuant to Article III, Section 1, and Article IX, Section 4 of the Declaration, the Trustees of the Trust, effective at the close of business on September 29, 2010, hereby amend and restate the Trust’s Prior Designations, the terms of which to supersede any terms set forth in the Prior Designations:

1.           The following Series of Shares and Classes thereof are established and designated, the Shares, without par value, of such Series and Classes to be subject to the terms of, and entitled to all the rights and preferences accorded to Shares of a Series, and, if applicable, a Class under, the Declaration and this restated designation:

Government & Agency Securities Portfolio:
Capital Assets Funds Shares
Davidson Cash Equivalent Plus Shares
Davidson Cash Equivalent Shares
DWS Government & Agency Money Fund
DWS Government Cash Institutional Shares
Government Cash Managed Shares
Service Shares

    Money Market Portfolio:
Capital Assets Funds Preferred Shares
Capital Assets Funds Shares
Davidson Cash Equivalent Plus Shares
Davidson Cash Equivalent Shares
Premium Reserve Money Market Shares
Service Shares

Tax-Exempt Portfolio:
Capital Assets Funds Shares
Davidson Cash Equivalent Shares
DWS Tax-Exempt Cash Institutional Shares
DWS Tax-Exempt Money Fund
DWS Tax-Free Money Fund Class S
Service Shares
Tax-Exempt Cash Managed Shares
Tax-Free Investment Class

2.           For Shares of a Class of a Series, the relative rights and preferences of such Class shall be as determined by the Trustees of the Trust from time to time in accordance with the Declaration and set forth in the Trust’s Multi-Distribution System Plan adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended, as such Plan may be amended from time to time, or as otherwise required by applicable law.  The Shares of a Class of a Series shall have such other terms, features and qualifications as may be determined by the Trustees of the Trust from time to time in accordance with the Declaration and set forth in the current prospectus and statement of additional information of the Series relating to such Class, contained in the Trust’s registration statement under the Securities Act of 1933, as amended, as such prospectus or statement of additional information may be further supplemented from time to time.

3.           The designation of the Series and Classes hereby shall not impair the power of the Trustees from time to time to designate additional Series and Classes of Shares of the Trust.

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IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this instrument as of this 14h day of July 2010.

/s/John W. Ballantine
John W. Ballantine, Trustee	Henry P. Becton, Jr., Trustee
/s/Dawn-Marie Driscoll	/s/Keith R. Fox
Dawn-Marie Driscoll, Trustee	Keith R. Fox, Trustee
/s/Paul K. Freeman	/s/Kenneth C. Froewiss
Paul K. Freeman, Trustee	Kenneth C. Froewiss, Trustee
/	/s/Richard J. Herring
Ingo Gefeke, Trustee	Richard J. Herring, Trustee
/s/William McClayton	/s/Rebecca W. Rimel
William McClayton, Trustee	Rebecca W. Rimel, Trustee
/s/William N. Searcy, Jr.	/s/Jean Gleason Stromberg
William N. Searcy, Jr., Trustee	Jean Gleason Stromberg, Trustee

/s//Robert H. Wadsworth
Robert H. Wadsworth, Trustee